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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Name                                                        Jurisdiction          D/B/A
----                                                        ------------          -----

Fuisz International Holdings Limited                       Ireland               Fuisz International Holdings Ltd.

Fuisz International Limited                                Ireland               Fuisz International Holdings Ltd.

Fuisz International Bermuda Limited                        Bermuda               Fuisz International Holdings Ltd.

Fuisz Ireland Limited                                      Ireland               Fuisz International Holdings Ltd.

Fuisz Technologies (Ireland) Limited                       Ireland               Fuisz International Holdings Ltd.